Calculation of Filing Fee Tables
S-3
NABORS INDUSTRIES LTD
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common share, $0.05 par value per share	457(a)	3,856,568	$ 38.54	$ 148,632,130.72	0.0001531	$ 22,755.58
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 148,632,130.72		$ 22,755.58
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 22,755.58
Offering Note
[1]	(1a) Includes 3,856,568 common shares of Nabors Industries Ltd. (the "Company"), par value $0.05 per share ("common share"). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the shares being registered hereunder include such indeterminate number of common shares as may be issuable with respect to the shares being registered hereunder, as a result of stock splits, stock dividends or other similar transactions. (1b) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act on the basis of the average of the high and low sales prices of the registrant's common shares on March 10, 2025 of $40.16 and $36.91, respectively, as reported on the New York Stock Exchange.